Exhibit 99.3
BROOKWOOD PHARMACEUTICALS, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2007

June 30
2007

ASSETS

Current Assets:
Cash and cash equivalents	$4,420,943
Accounts receivable, net	3,458,438
Inventory	446,273
Prepayments and other current assets	213,804

Total Current Assets	8,539,458

Property and Equipment, net	5,426,541

Other Assets
Intangible assets, net	1,270,794
Other long-term assets	2,000

Total Other Assets	1,272,794

TOTAL ASSETS	$15,238,793

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$692,063
Accounts payable — parent company	30,277
Accrued liabilities	279,760
Unearned revenue	2,770,064
Current portion of long-term debt	252,199
Deferred income taxes	45,000

Total Current Liabilities	4,069,363

Long-Term Debt	241,093

Deferred income taxes	6,000

Stockholder equity
Preferred Stock	10,000
Common Stock	10
Additional paid-in capital	8,989,879
Retained earnings	1,922,448

Total Stockholders’ equity	10,922,337

TOTAL LIABILITIES AND STOCKHOLDER EQUITY	$15,238,793

BROOKWOOD PHARMACEUTICALS, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006
Revenues
Contract revenues	$6,857,749	$4,855,599
Intellectual property revenues, net of direct expenses	35,730	57,222
Polymer revenue	1,594,798	1,045,013

	8,488,277	5,957,834

Cost of Sales
Direct expenses	2,924,395	2,311,565
Overhead	1,814,672	1,202,760

	4,739,067	3,514,325

Gross Margin	3,749,210	2,443,509

Other Operating Expenses
Research and development	330,348	173,867
Selling, general and administrative	1,846,601	1,438,946

	2,176,949	1,612,813

Income from Operations	1,572,261	830,696

Other Income (Expense)	50,938	(9,664)

Net Income before Income Taxes	1,623,199	821,032

Net Income Tax Expense	572,525	188,932

Net Income	$1,050,674	$632,100

BROOKWOOD PHARMACEUTICALS, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006

Cash Flows from Operating Activities
Net Income	$1,050,674	$632,100

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	397,173	346,722
Stock-based compensation	111,235	31,110
Change in operating assets and liabilities:
Accounts receivable, net	859,795	(872,643)
Inventory	(10,019)	99,117
Prepayments and other current assets	(23,054)	(59,273)
Accounts payable	(88,192)	(525,997)
Accrued liabilities	145,506	41,809
Unearned revenue	(540,577)	283,741

Net Cash Provided by (used in) Operating Activities	1,902,541	(23,314)

Cash Flows from Investing Activities
Payment for intangible assets, net of reimbursement	74,620	(72,618)
Capital expenditures	(354,818)	(178,587)

Net Cash Used by Investing Activities	(280,198)	(251,205)

Cash Flows from Financing Activities
Proceeds from issuance of preferred stock	—	2,000,000

Net Cash Provided by Financing Activities	—	2,000,000

Increase in Cash and Cash equivalents	1,622,343	1,725,481

Cash and Cash Equivalents at Beginning of Period	2,798,600	543,733

Cash and Cash Equivalents at End of Period	$4,420,943	$2,269,214